EXHIBIT 99

            For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

Dave & Buster’s Achieves Record Third Quarter Revenue

Double-Digit Unit Growth Planned for FY 2019

DALLAS, December 11, 2018 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its third quarter 2018, which ended on November 4, 2018.

Key highlights from the third quarter 2018 compared to the third quarter 2017 include:

▪	Total revenues increased 12.9% to $282.1 from $250.0 million, or 15.4% on a comparable week basis*
▪	Opened one new store, the same as in the third quarter of last year
▪	Comparable store sales decreased 1.3%
▪	Net income of $11.9 million, or $0.30 per diluted share, vs. net income of $12.2 million ($9.7 million on a comparable week basis), or $0.29 per diluted share ($0.22 on a comparable week basis)
▪	EBITDA increased 1.0% to $46.0 million from $45.6 million, or 11.0% on a comparable week basis
▪	Adjusted EBITDA decreased 2.7% to $52.7 million from $54.1 million, but increased 4.6% on a comparable week basis
▪	Launched Connect 4 Hoops and House of the Dead: Scarlet Dawn, and laid the groundwork for the December release of Dragonfrost, our proprietary virtual reality title
▪	Repurchased 437,000 shares for $25.0 million. As of December 4, 2018, we have cumulatively repurchased 5.1 million shares for $275.6 million under our $400 million authorization

*Comparable week basis: Fiscal 2017 was a 53-week year, resulting in a one-week calendar shift in fiscal year 2018. During the third quarter of 2018, this calendar shift had an unfavorable impact on total revenue of $5.5 million, Operating Income of $4.2 million, Net Income of $2.5 million, EPS of $0.07 per share, EBITDA of $4.1 million, Adjusted EBITDA of $3.8 million, and Store Operating Income before Depreciation & Amortization of $3.8 million, due to seasonality (one fewer higher-volume “summer week” this year versus last year)

“Driven by strong unit growth, we delivered record top line results for the third quarter. Comparable store sales improved sequentially as we continued to make progress on our key strategic priorities. With the 2017 class of stores on track to generate one of our best cash-on-cash returns in recent history, we are more confident than ever in our ability to drive double-digit unit growth and benefit from the large opportunity ahead,” said Brian Jenkins, Chief Executive Officer.

“We are increasing the lower end of our 2018 guidance on key metrics. During the third quarter, in addition to continuing to invest in the business, we paid our first-ever quarterly cash dividend and repurchased additional shares. These actions reflect our strong commitment to enhancing long-term shareholder value,” said Joe DeProspero, Interim Chief Financial Officer.

Share Repurchase Activity

During the third quarter of 2018, we repurchased approximately 437,000 shares for $25.0 million, with an additional 149,000 shares for $8.8 million through December 4, 2018 during the fourth quarter. As of the same date, cumulatively, we have repurchased 5.1 million shares for $275.6 million under our $400 million share repurchase authorization.

Review of Third Quarter 2018 Operating Results Compared to Third Quarter 2017

Total revenues increased 12.9% to $282.1 million from $250.0 million in the third quarter 2017, or 15.4% on a comparable week basis. Across all stores, Food and Beverage revenues increased 10.3% to $118.8 million from $107.7 million, and Amusement and Other revenues increased 14.8% to $163.3 million from $142.3 million. Food and Beverage represented 42.1% of total revenues, while Amusements and Other represented 57.9% of total revenues in the third quarter 2018. In last year’s third quarter, Food & Beverage represented 43.1% of total revenues, while Amusements and Other represented 56.9% of total revenues.

Comparable store sales decreased 1.3% in the third quarter 2018, the same as in the comparable period last year. Our comparable store sales decline was driven by a 0.7% decrease in walk-in sales and a 6.9% decrease in special events sales. Comparable store sales in Amusements & Other increased 1.5% but decreased 5.0% in Food & Beverage. Non-comparable store revenues increased $43.1 million, or 135.5%, in the third quarter 2018 to $75.0 million, also on a comparable week basis.

Operating income decreased to $15.5 million in the third quarter of 2018 from $19.9 million ($15.8 million on a comparable week basis) in last year's third quarter. As a percentage of total revenues, operating income decreased 250 basis points to 5.5% from 8.0%, or 90 basis points on a comparable week basis.

Net income was $11.9 million, or $0.30 per diluted share (39.9 million diluted share base) in the third quarter of 2018 compared to $12.2 million, or $0.29 per diluted share (42.3 million diluted share base) in the third quarter of 2017. On a comparable week basis, net income was $9.7 million, or $0.22 per diluted share in the third quarter of 2017.

EBITDA increased 1.0% to $46.0 million in the third quarter of 2018 from $45.6 million in the third quarter of 2017. As a percentage of total revenues, EBITDA decreased 190 basis points to 16.3% from 18.2%. On a comparable week basis, EBITDA increased 11.0% and as a percentage of total revenue was down 70 basis points.

Adjusted EBITDA decreased 2.7% to $52.7 million in the third quarter of 2018 from $54.1 million in the third quarter of 2017. As a percentage of total revenues, Adjusted EBITDA decreased 300 basis points to 18.7% from 21.7%. On a comparable week basis, Adjusted EBITDA increased 4.6% and was down 190 basis points as a percentage of total revenue.

Store operating income before depreciation and amortization increased 1.8% to $65.8 million in the third quarter 2018 from $64.6 million in last year's third quarter. As a percentage of total revenues, store operating income before depreciation and amortization decreased 260 basis points to 23.3% from 25.9%. On a comparable week basis, store operating income before depreciation and amortization increased 8.2% and was down 160 basis points as a percentage of total revenue.

Development

In fiscal 2018, we are on track to open 15 new stores, representing 14% unit growth, at the top end of previous guidance. These store openings include 11 large, two small and two 17K format stores, and slightly skew towards new markets for our brand. We currently have 12 stores under construction.

We opened one store during the third quarter in Harrisburg, Pennsylvania. During the fourth quarter, we have already opened stores in Milford, Connecticut and Birmingham, Alabama, which is a new state for us. Later this month, we plan to open our final store for the year in Corpus Christi, Texas, which will be our second 17K format store.

In fiscal 2019, we expect to open 15 to 16 new locations and do not plan to renew the lease for one of our older stores, representing net unit growth of approximately 12%, consistent with our target of 10%+ annual unit growth.

Financial Outlook

We are raising the lower end of guidance on key metrics for fiscal 2018, which ends on February 3, 2019:

▪	Total revenues of $1.243 billion to $1.255 billion (vs. $1.230 billion to $1.255 billion previously)
▪	Comparable store sales (on a comparable 52-week basis) decrease of low single-digits (unchanged)
▪	15 new stores (vs. 14 to 15 stores previously)
▪	Net income of $106 million to $113 million (vs. $101 million to $111 million previously)
▪	Effective tax rate of approximately 22% (vs. 24% previously) and diluted share count of approximately 40.2 million shares (vs. 40.3 million previously)
▪	EBITDA of $268 million to $277 million (vs. $263 million to $277 million previously)
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $179 million to $189 million (unchanged)

For fiscal 2019, we expect high single-digit growth in revenue and mid-to-high single-digit growth in EBITDA. We will provide more comprehensive guidance for next year on our fourth quarter 2018 earnings conference call, which is expected in early April 2019.

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 994-2093 or toll-free (888) 254-3590. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 7663920.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 120 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	November 4, 2018	February 4, 2018
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$19,717	$18,795
Other current assets	82,474	76,112

Total current assets	102,191	94,907

Property and equipment, net	800,724	726,455

Intangible and other assets, net	375,349	375,668

Total assets	$1,278,264	$1,197,030

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$228,386	$207,825

Other long-term liabilities	256,403	216,310

Long-term debt, net	368,164	351,249

Stockholders' equity	425,311	421,646

Total liabilities and stockholders' equity	$1,278,264	$1,197,030

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	November 4, 2018		October 29, 2017

Food and beverage revenues	$118,807	42.1%	$107,690	43.1%
Amusement and other revenues	163,332	57.9%	142,289	56.9%
Total revenues	282,139	100.0%	249,979	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	31,163	26.2%	28,387	26.4%
Cost of amusement and other (as a percentage of amusement and other revenues)	17,571	10.8%	16,220	11.4%
Total cost of products	48,734	17.3%	44,607	17.8%
Operating payroll and benefits	71,309	25.3%	57,967	23.2%
Other store operating expenses	96,267	34.1%	82,766	33.1%
General and administrative expenses	15,043	5.3%	13,432	5.4%
Depreciation and amortization expense	30,574	10.8%	25,672	10.3%
Pre-opening costs	4,740	1.7%	5,609	2.2%
Total operating costs	266,667	94.5%	230,053	92.0%

Operating income	15,472	5.5%	19,926	8.0%

Interest expense, net	3,321	1.2%	2,156	0.9%
Loss on debt retirement	-	0.0%	718	0.3%

Income before provision for income taxes	12,151	4.3%	17,052	6.8%
Provision for income taxes	295	0.1%	4,895	1.9%
Net income	$11,856	4.2%	$12,157	4.9%

Net income per share:
Basic	$0.30		$0.30
Diluted	$0.30		$0.29
Weighted average shares used in per share calculations:
Basic shares	38,892,288		41,077,206
Diluted shares	39,855,648		42,250,611

Other information:
Company-owned and operated stores open at end of period	118		101

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	November 4, 2018		October 29, 2017

Net income	$11,856	4.2%	$12,157	4.9%
Add back: Interest expense, net	3,321		2,156
Loss on debt retirement	-		718
Provision for income taxes	295		4,895
Depreciation and amortization expense	30,574		25,672
EBITDA	46,046	16.3%	45,598	18.2%
Add back: Loss on asset disposal	120		321
Share-based compensation	1,757		2,557
Pre-opening costs	4,740		5,609
Other costs	6		46
Adjusted EBITDA	$52,669	18.7%	$54,131	21.7%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	November 4, 2018		October 29, 2017

Operating income	$15,472	5.5%	$19,926	8.0%
Add back: General and administrative expenses	15,043		13,432
Depreciation and amortization expense	30,574		25,672
Pre-opening costs	4,740		5,609
Store operating income before depreciation and amortization	$65,829	23.3%	$64,639	25.9%

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	39 Weeks Ended		39 Weeks Ended
	November 4, 2018		October 29, 2017

Food and beverage revenues	$388,804	41.6%	$356,190	42.7%
Amusement and other revenues	544,713	58.4%	478,688	57.3%
Total revenues	933,517	100.0%	834,878	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	101,181	26.0%	91,562	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	60,248	11.1%	50,481	10.5%
Total cost of products	161,429	17.3%	142,043	17.0%
Operating payroll and benefits	217,939	23.3%	187,610	22.5%
Other store operating expenses	284,432	30.5%	247,663	29.6%
General and administrative expenses	45,461	4.9%	45,172	5.4%
Depreciation and amortization expense	87,129	9.3%	74,447	8.9%
Pre-opening costs	17,121	1.8%	14,626	1.8%
Total operating costs	813,511	87.1%	711,561	85.2%

Operating income	120,006	12.9%	123,317	14.8%

Interest expense, net	9,406	1.1%	6,073	0.7%
Loss on debt retirement	-	0.0%	718	0.1%

Income before provision for income taxes	110,600	11.8%	116,526	14.0%
Provision for income taxes	22,815	2.4%	31,217	3.8%
Net income	$87,785	9.4%	$85,309	10.2%

Net income per share:
Basic	$2.23		$2.05
Diluted	$2.18		$1.99
Weighted average shares used in per share calculations:
Basic shares	39,314,271		41,521,802
Diluted shares	40,257,231		42,888,659

Other information:
Company-owned and operated stores open at end of period	118		101

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	November 4, 2018		October 29, 2017

Net income	$87,785	9.4%	$85,309	10.2%
Add back: Interest expense, net	9,406		6,073
Loss on debt retirement.	-		718
Provision for income taxes	22,815		31,217
Depreciation and amortization expense	87,129		74,447
EBITDA	207,135	22.2%	197,764	23.7%
Add back: Loss on asset disposal	813		1,205
Share-based compensation	5,771		7,006
Pre-opening costs	17,121		14,626
Other costs	127		(329)
Adjusted EBITDA	$230,967	24.7%	$220,272	26.4%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	November 4, 2018		October 29, 2017

Operating income	$120,006	12.9%	$123,317	14.8%
Add back: General and administrative expenses	45,461		45,172
Depreciation and amortization expense	87,129		74,447
Pre-opening costs	17,121		14,626
Store operating income before depreciation and amortization	$269,717	28.9%	$257,562	30.9%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com